Exhibit 17(h)

ANNUAL REPORT
DECEMBER 31, 2002

AYCO
GROWTH FUND

(AYCO GROWTH FUND LOGO)

AYCO GROWTH FUND

January 22, 2003

Dear Investor:

Without a doubt, 2002 and the bear market of 2000-2002 will be long remembered by equity investors. Last year marked the third consecutive year the equity markets declined. A three-year decline has only occurred twice since 1926, from 1929-32 and from 1939-41. However, as we focus on 2003 and beyond, there are many reasons to believe that stocks will again generate positive returns. History supports our contention, as the equity markets have rebounded sharply in the years following bear market declines. In addition, we believe that equity investors have reason for optimism with an economic recovery underway, negligible inflation, robust productivity growth and accommodative monetary and fiscal policy.

Since 1926, large capitalization equities have generated annualized returns of approximately 10%. This point is worth remembering as market commentators routinely predict that US equity markets will continue to generate sub-par returns. While no one knows for sure what future returns will be, historical patterns suggest that recent returns will not continue but will instead revert to historical averages. This phenomenon, known as mean reversion, has occurred consistently throughout history. Absent significantly higher inflation or some other exogenous shock to the global economic system, we expect the stock market to recover and provide investors with returns more in-line with historical averages over the balance of this decade.

There is an increasing likelihood that Congress and the Administration will reduce or eliminate the taxation of dividends. We view this potential development as quite positive. In our view, the current tax structure has led corporations to favor acquisitions and share repurchases over increased dividends. Eliminating tax-induced distortions in corporate behavior and increasing the pressure on companies to return excess cash to shareholders should help reduce the number of ill-conceived acquisitions that plagued corporate America during the late 1990’s. If enacted, we are hopeful that reformed dividend taxation policy should be especially positive for the companies in the Ayco Growth Fund portfolio because these companies typically have strong balance sheets and generate significant excess cash.

The US dollar weakened considerably against the major currencies last year. Because many of the companies in the Ayco Growth Fund portfolio derive a substantial portion of their revenues and earnings from overseas markets, a weaker US dollar should help increase their reported profits. In an environment of low nominal GDP growth, this boost to earnings should be quite beneficial. While an improving global economy and strong competitive positioning are likely to remain more important drivers of earnings growth, we believe that the removal of a currency drag on earnings should help many of the companies in the Ayco Growth Fund portfolio. At the same time, a weaker dollar is likely to increase domestic inflationary pressures, but global deflationary forces will likely mute this trend.

We thank you for your continued interest and confidence in Ayco Growth Fund.

Very truly yours,

/s/Peter H. Heerwagen

Peter H. Heerwagen
Vice President

AVERAGE ANNUAL RETURN SINCE INCEPTION1
AS OF 12/31/02

	1 YEAR	SINCE INCEPTION[1]

Ayco Growth Fund	(29.30)%	(17.34)%
S&P 500 Index	(22.10)%	(16.35)%

Date	Ayco Growth Fund	S&P 500 Index

12/1/2000	$10,000	$10,000
12/31/2000	$9,729	$10,047
3/31/2001	$10,019	$8,855
6/30/2001	$10,609	$9,374
9/30/2001	$8,808	$7,998
12/31/2001	$9,509	$8,853
3/31/2002	$9,188	$8,877
6/30/2002	$7,828	$7,688
9/30/2002	$6,317	$6,360
12/31/2002	$6,725	$6,897

This chart assumes an initial investment of $10,000 made on December 1, 2000 (commencement of operations). Returns shown include the reinvestment of all dividends and other distributions. Past performance is not indicative of future performance. Investment returns and principal values may fluctuate, so that, when redeemed, shares may be worth more or less than their original investment. The graph and table show the performance of the Fund at the fund level and includes all fund level expenses. However, the performance shown does not reflect fees and expenses associated with any variable annuity contract or any variable life insurance policy that uses the Fund as an investment option for any contract or policy. Performance shown would be lower if those fees and expenses were deducted. The S&P 500 Index is an unmanaged index representing the aggregate market value of the common equity of 500 stocks primarily traded on the New York Stock Exchange. No expenses are deducted from the performance of the S&P 500 Index and an investor cannot invest directly in the Index.

1	Since inception data for Fund and S&P 500 Index is as of 12/1/2000.

AYCO GROWTH FUND
SCHEDULE OF INVESTMENTS
DECEMBER 31, 2002

SHARES		VALUE

	COMMON STOCKS – 98.1%
	AUTO – 0.3%
1,000	General Motors Corporation	$36,860

	COMPUTER SERVICES – 7.1%
22,500	Cisco Systems, Inc.*	294,750
15,600	EMC Corporation*	95,784
7,975	Microsoft Corporation*	412,308

		802,842

	COSMETICS & TOILETRIES – 2.7%
6,400	Kimberly-Clark Corporation	303,808

	DIVERSIFIED MANUFACTURING – 3.0%
14,200	General Electric Company	345,770

	ELECTRONICS – 1.8%
14,000	Texas Instruments Incorporated	210,140

	ENERGY – 7.8%
10,740	Exxon Mobil Corporation	375,256
5,100	Schlumberger Limited^	214,659
7,500	Shell Transport & Trading Company PLC-ADR^	291,900

		881,815

	FINANCIAL SERVICES – 10.6%
1,000	Ambac Financial Group, Inc.	56,240
10,000	Citigroup Inc.	351,900
4,900	Fannie Mae	315,217
11,550	J.P. Morgan Chase & Co.	277,200
1,400	MBIA Inc.	61,404
3,000	Wells Fargo & Company	140,610

		1,202,571

	FOOD, BEVERAGE & TOBACCO – 6.1%
7,500	General Mills, Inc.	352,125
8,000	PepsiCo, Inc.	337,760

		689,885

	INDUSTRIAL – 8.7%
3,500	First Data Corporation	123,935
7,000	Praxair, Inc.	404,390
2,100	United Parcel Service, Inc. – Class B	132,468
5,200	United Technologies Corporation	322,088

		982,881

	INSURANCE – 9.9%
8,000	The Allstate Corporation	295,920
6,800	American International Group, Inc.	393,380
66	Berkshire Hathaway Inc. – Class B*	159,918
5,300	The Chubb Corporation	276,660

		1,125,878

SHARES		VALUE

	MEDICAL PRODUCTS – 9.4%
800	AmerisourceBergen Corporation	43,448
750	Cardinal Health, Inc.	44,392
7,500	Johnson & Johnson	402,825
2,000	Laboratory Corporation of America Holdings*	46,480
9,600	Medtronic, Inc.	437,760
1,700	Quest Diagnostics Incorporated*	96,730

		1,071,635

	MULTIMEDIA – 7.3%
13,000	Comcast Corporation – Special Class A*	293,670
35,300	Liberty Media Corporation – Class A*	315,582

13,700	The Walt Disney Company	223,447

		832,699

	NEWSPAPERS – 1.3%
2,000	Gannett Co., Inc.	143,600

	PHARMACEUTICALS – 5.3%
4,400	Merck & Co., Inc.	249,084
11,725	Pfizer Inc.	358,433

		607,517

	RETAIL TRADE – 5.8%
10,150	Federated Department Stores, Inc.*	$291,914
3,000	Lowe’s Companies, Inc.	112,500
4,500	Walgreen Co.	131,355
2,500	Wal-Mart Stores, Inc.	126,275

		662,044

	SEMICONDUCTORS – 3.4%
11,900	Applied Materials, Inc.*	155,057
15,000	Intel Corporation	233,550

		388,607

	TELECOMMUNICATIONS – 2.9%
18,150	Vodafone Group PLC-SP ADR^	328,878

	TRANSPORTATION – 4.4%
14,500	Burlington Northern Santa Fe Corporation	377,145
2,000	Union Pacific Corporation	119,740

		496,885

	UTILITIES – 0.3%
10,800	Calpine Corporation*	35,208

	TOTAL COMMON STOCKS
	(Cost $14,593,067)	11,149,523

PRINCIPAL
AMOUNT		VALUE

	SHORT-TERM SECURITIES — 1.6%
$63,334	American Family Insurance
	Demand Note - 1.0402% #	$63,334
17,268	U.S. Bank Demand Note - 1.1675% #	17,268
33,188	Wisconsin Corporate Center Credit Union
	Demand Note - 1.0740% #	33,188
67,791	Wisconsin Electric Demand Note - 1.0408% #	67,791

	TOTAL SHORT-TERM SECURITIES
	(Cost $181,581)	181,581

	TOTAL INVESTMENTS
	(COST $14,774,648) — 99.7%	11,331,104

	OTHER ASSETS IN EXCESS OF
	LIABILITIES — 0.3%	28,407

	TOTAL NET ASSETS — 100.0%	$11,359,511

*	Non-income producing security.

^	Foreign security.

#	Denotes variable rate demand notes. Variable rate demand notes are considered short-term obligations and are payable on demand. Interest rates change periodically on specified dates. The rates shown are as of December 31, 2002.

ADR —	American Depository Receipts.

See accompanying notes to financial statements.

AYCO GROWTH FUND
STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 2002

Assets:
Investments, at value (cost $14,774,648)	$11,331,104
Receivable for Fund shares sold	17,273
Dividends and interest receivable	21,515
Receivable from Advisor	21,192
Prepaid expenses	40,031

Total Assets	11,431,115

Liabilities:
Payable to Trustees	12,023
Payable for Fund shares repurchased	1,025
Accrued expenses and other liabilities	58,556

Total Liabilities	71,604

Net Assets	$11,359,511

Net Assets Consist of:
Capital stock	$17,062,281
Accumulated net realized loss on investments sold	(2,259,226)
Net unrealized depreciation on investments	(3,443,544)

Net Assets	$11,359,511

Shares outstanding of beneficial interest, unlimited shares authorized, $0.001 par value	1,708,250
Net asset value, offering and redemption price per share	$6.65

See accompanying notes to financial statements.

AYCO GROWTH FUND
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002

Investment Income:
Dividend income (net of taxes withheld of $1,577)	$155,944
Interest income	7,857

Total investment income	163,801

Expenses:
Investment advisory fee	98,384
Administration fee	39,997
Fund accounting expenses	31,676
Shareholder servicing and accounting costs	45,425
Custody fees	5,320
Professional fees	130,601
Reports to shareholders	23,740
Trustees’ fees and expenses	38,023
Insurance	37,848
Other	342

Total expenses before fee waivers	451,356
Expenses waived and reimbursed	(328,376)

Total expenses	122,980

Net Investment Income	40,821

Realized and Unrealized Loss on Investments:
Realized loss on investments	(1,578,992)
Change in unrealized depreciation on investments	(2,833,309)

Net realized and unrealized loss on investments	(4,412,301)

Net Decrease in Net Assets Resulting from Operations	$(4,371,480)

See accompanying notes to financial statements.

AYCO GROWTH FUND
STATEMENTS OF CHANGES IN NET ASSETS

	FOR THE YEAR	FOR THE YEAR
	ENDED	ENDED
	DECEMBER 31, 2002	DECEMBER 31, 2001

Operations:
Net investment income	$40,821	$33,107
Net realized loss on investments	(1,578,992)	(649,710)
Change in unrealized depreciation on investments	(2,833,309)	(606,962)

Net decrease in net assets resulting from operations	(4,371,480)	(1,223,565)

Dividends and Distributions to Shareholders:
Net investment income	(40,821)	(33,102)
Net realized gains	—	(30,596)

Total dividends and distributions	(40,821)	(63,698)

Net increase in net assets from fund share transactions (Note 7)	5,789,422	11,164,048

Total Increase in Net Assets	1,377,121	9,876,785
Net Assets:
Beginning of year	9,982,390	105,605

End of year*	$11,359,511	$9,982,390

* Including undistributed net investment income	$—	$5

See accompanying notes to financial statements.

AYCO GROWTH FUND
FINANCIAL HIGHLIGHTS

	FOR THE YEAR	FOR THE YEAR	PERIOD FROM
	ENDED	ENDED	DECEMBER 1, 2000(4) THROUGH
	DECEMBER 31, 2002	DECEMBER 31, 2001	DECEMBER 31, 2000

PER SHARE DATA(3):
Net Asset Value, Beginning of Period	$9.44	$9.72	$10.00

Income from Investment Operations:
Net investment income	0.02	0.03	0.01
Net realized and unrealized loss on investments	(2.79)	(0.25)	(0.28)

Total loss from investment operations	(2.77)	(0.22)	(0.27)

Less Dividends and Distributions:
Net investment income	(0.02)	(0.03)	(0.01)
Net realized gains	—	(0.03)	—

Total dividends and distributions	(0.02)	(0.06)	(0.01)

Net Asset Value, End of Period	$6.65	$9.44	$9.72

Total Return	(29.30%)	(2.26%)	(2.80%	)(1)

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of period	$11,359,511	$9,982,390	$105,605
Ratio of net expenses to average net assets:
Before expense reimbursement	3.67%	5.35%	290.52	%(2)
After expense reimbursement	1.00%	1.00%	1.00	%(2)
Ratio of net investment income (loss) to average net assets:
Before expense reimbursement	(2.34%)	(3.92%)	(288.51	%)(2)
After expense reimbursement	0.33%	0.43%	1.01	%(2)
Portfolio turnover rate	23%	6%	4%

(1)	Not annualized.
(2)	Annualized.
(3)	Information presented relates to a share of capital stock outstanding for the entire period.
(4)	Commencement of operations.

See accompanying notes to financial statements.

AYCO GROWTH FUND
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002

1. ORGANIZATION

     Ayco Series Trust (the “Trust”) was organized as a Delaware business trust on August 30, 2000 and is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust currently consists of one series: the Ayco Growth Fund (the “Fund”). In the future, the Trust may establish additional series and classes of shares. Pursuant to the 1940 Act, the Fund is an open-end, diversified series of the Trust. The Fund’s investment objective is long-term growth of capital. The Fund currently offers one class of shares.

2. SIGNIFICANT ACCOUNTING POLICIES

     SECURITY VALUATION

     All portfolio securities of the Fund for which market quotations are readily available, except short-term investments with remaining maturities of 60 days or less, are valued at their market value as determined by their last sale price in the principal market in which these securities are normally traded. Lacking any sales, the security will be valued at the mean between the closing bid and ask price. Short-term investments with remaining maturities of 60 days or less are valued at amortized cost, which approximates market value, unless the Fund’s Board of Trustees determines that this does not represent fair value. The value of all other securities is determined in good faith under the direction of the Board of Trustees.

     FEDERAL INCOME TAXES

     The Fund intends to comply with the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders in a manner which results in no tax cost to the Fund. Therefore, no provision is recorded. The Fund also intends to comply with the diversification requirement under Section 817(h) of the Code and the regulations thereunder.

     DISTRIBUTIONS TO SHAREHOLDERS

     The Fund pays dividends of net investment income, if any, annually. Distributions of net realized capital gains, if any, will be declared at least annually. Distributions to shareholders are recorded on the ex-dividend date.

     OTHER

     Investment and shareholder transactions are recorded on the trade date. The Fund determines the gain or loss realized from investment transactions by using first-in, first-out (FIFO) cost method. The Fund’s cost basis in investments is the same for income tax and financial reporting purposes. Dividend income is recognized on the ex-dividend date and interest income is recognized on an accrual basis. Generally accepted accounting principles require that permanent differences between the financial reporting and tax basis of income and expenses be reclassified in the capital accounts.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates.

3. INVESTMENT ADVISOR

     The Trust and The Ayco Company, L.P. (the “Advisor”) have entered into an investment advisory agreement on behalf of the Fund, whereby the Fund pays the Advisor a monthly fee equal to an annual rate of 0.80% of the Fund’s average daily net assets. The Advisor has agreed, through December 31, 2003, to waive or limit its fees and to reimburse other expenses so that the total annual operating expenses of the Fund (other than interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, distribution related expenses (if any), and other expenses not incurred in the ordinary course of the Fund’s business) are limited to an annual rate of 1.00% of the average daily net assets of the Fund. From the period January 1, 2002 to December 31, 2002, the Advisor assumed $328,376 of operating expenses on behalf of the Fund. Prior to January 1, 2002, the Advisor assumed $362,472 of operating expenses and $67,800 of the Fund’s organizational expenses.

     Assumed expenses subject to potential recovery by year of expiration are as follows:

Year of Expiration	Amount

12/31/03	$26,161
12/31/04	336,311
12/31/05	328,376

     The Fund may, at a later date, reimburse the Advisor for the fees waived or limited and other expenses assumed and paid by the Advisor during any of the then prior three fiscal years, provided that the Fund has reached a sufficient asset size to permit such reimbursement to be made without causing the total annual expense ratio of the Fund to exceed 1.00% of the Fund’s average daily net assets. Consequently, no reimbursement by the Fund will be made unless (i) the Fund’s total annual expense ratio is less than the percentage stated directly above; and (ii) the payment of such reimbursement has been approved by the Trust’s Board of Trustees on a quarterly basis.

4. DISTRIBUTION PLAN

     Mercer Allied Company, L.P. (the “Distributor”), acts as an underwriter and distributor of the Trust to assist in sales of Fund shares pursuant to a distribution agreement. The general partner of the Distributor is Breham, Inc., a corporation wholly-owned by the Trust’s chief executive officer and a Trustee of the Trust, and therefore the Distributor may be deemed to be affiliated with the Fund. The Distributor receives no compensation from the Fund for its distribution services.

5. PURCHASES AND SALES OF INVESTMENT SECURITIES

     During the year ended December 31, 2002, purchases and sales of investment securities (excluding short-term investments) aggregated $8,760,105 and $2,745,173, respectively. There were no purchases or sales of long-term U.S. Government securities during the period.

6. TAX BASIS INFORMATION

     At December 31, 2002, cost and gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Cost	$14,774,648
Appreciation	$175,587
(Depreciation)	(3,619,131)

Net Depreciation	$(3,443,544)

     For the year ended December 31, 2002, the Fund had dividends of $0.02 per share or $40,821 which are characterized as ordinary income for income tax purposes.

     For the year ended December 31, 2001, the Fund had dividends of $0.06 per share or $63,698 which are characterized as ordinary income for income tax purposes.

     The Fund had no distributable earnings as of December 31, 2002.

     For the year ended December 31, 2002, 100% (unaudited) of the ordinary distributions paid qualify for the dividend-received deduction available to corporate shareholders.

     At December 31, 2002, the Fund had accumulated a net realized capital loss carryover of $1,651,922 expiring in 2010.

     The Fund had $607,304 of Post-October losses, which are deferred for tax purposes until the year ending December 31, 2003.

7. FUND SHARES

     The following table summarizes the activity in shares of the Fund:

	FOR THE YEAR ENDED
	DECEMBER 31, 2001

	SHARES	AMOUNT

Shares outstanding, beginning of period	10,863

Shares sold	1,152,331	$12,168,844
Shares issued to shareholders in reinvestment of distributions	6,719	63,698
Shares redeemed	(112,401)	(1,068,494)

Net increase	1,046,649	$11,164,048

Shares outstanding, end of period	1,057,512

	FOR THE YEAR ENDED
	DECEMBER 31, 2002

	SHARES	AMOUNT

Shares outstanding, beginning of period	1,057,512

Shares sold	976,181	$8,234,743
Shares issued to shareholders in reinvestment of distributions	6,139	40,821
Shares redeemed	(331,582)	(2,486,142)

Net increase	650,738	$5,789,422

Shares outstanding, end of period	1,708,250

AYCO GROWTH FUND
REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees and Shareholders
     of Ayco Series Trust

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Ayco Growth Fund (constituting Ayco Series Trust, hereafter referred to as the “Fund”) at December 31, 2002, and the results of its operations, the changes in its net assets and its financial highlights for the periods indicated, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2002 by correspondence with the custodian, provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
January 31, 2003

	INDEPENDENT TRUSTEES

	Position(s) With			Other
	Fund/Trust†	Year of	Principal	Directorships
Name, Address, and Age	Held by Trustee	Election	Occupation(s)	During Past 5 Years

Herbert A. Chesbrough (56) Saratoga Performing Arts Center Saratoga Springs, New York 12866	Trustee	2000	President of Saratoga Performing Arts Center, Inc. (Saratoga Springs, New York)	None
Anthony J. DePaula (58) 781 Central Avenue Albany, New York 12206	Trustee	2000	Owner and President of DePaula Chevrolet, Inc.	None
Paul Heiner (56) 1380 Van Antwerp Road Schenectady, NY 12309	Trustee	2003	President and Chief Executive Officer of Logic Technology, Inc.	None

†  Each Trustee oversees Ayco Growth Fund, the only portfolio of the Trust.

	INTERESTED TRUSTEE

	Position(s) With
	Fund/Trust†	Year of		Other Directorships
Name, Address, and Age	Held by Trustee	Election	Principal Occupation(s)	During Past 5 Years

John Breyo (57)* One Wall Street Albany, New York 12205	Chief Executive Officer and Trustee	2000	Chief Executive Officer, Chairman of the Board of Directors and President, Ayco (Sept. 1997 - current); Office of the President (1986 - Sept. 1997)	Trustee, Granum Series Trust

†  The Trustee oversees Ayco Growth Fund, the only portfolio of the Trust.
*  The Trustee is an “interested person” (as defined in the 1940 Act) by virtue of his affiliation with Ayco.

	TRUST OFFICERS

	Position(s) With
	Fund/Trust	Year of		Other Directorships
Name, Address, and Age	Held by Officer	Election	Principal Occupation(s)	During Past 5 Years

John J. Collins, III (49) 101 State Farm Place Ballston Spa, New York 12020	Chief Financial Officer and Controller	2000	Chief Financial Officer, Ayco	None
Peter H. Heerwagen (57) 855 Rte. 146, Suite 120 Clifton Park, New York 12065	Vice President and Secretary	2000	Senior Vice President, Investment Services & Chief Investment Officer, Ayco	None
Margaret M. Keyes (39) One Wall Street Albany, New York 12205	Assistant Secretary	2000	Deputy General Counsel, Ayco	None
Michael J. Weckwerth (29) 615 E. Michigan Street Milwaukee, Wisconsin 53202	Assistant Secretary	2002	Assistant Vice President, U.S. Bancorp Fund Services, LLC (August 1996 – current)	None

TRUSTEES

John Breyo, Chairman
Anthony DePaula
Herbert A. Chesbrough

INVESTMENT MANAGER

The Ayco Company, L.P.
One Wall Street
Albany, NY 12205

DISTRIBUTOR

Mercer Allied Company, L.P.

ADMINISTRATOR, TRANSFER AGENT,
DIVIDEND PAYING AGENT &
SHAREHOLDER SERVICING AGENT

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
P.O. Box 701
Milwaukee, WI 53202

CUSTODIAN

U.S. Bank, N.A.
425 Walnut Street
Cincinnati, OH 45202

LEGAL COUNSEL

Dechert Price & Rhoads
1775 Eye Street, NW
Washington, DC 20006-2401

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP
100 East Wisconsin Avenue
Suite 1500
Milwaukee, WI 53202

TOLL FREE TELEPHONE NUMBER:
(800) 235-3412

The Fund’s Statement of Additional Information contains additional information about the Fund’s Trustees and is available without charge upon request by calling 1-800-235-3412.

This report must be accompanied or preceded by the Fund’s current prospectus.